Exhibit 16.1

January 8, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:  General DataComm Industries, Inc.

Gentlemen:

We have read Item 4.01 of Form 8-K to be filed on or about January 8, 2009 of General DataComm Industries, Inc. and are in agreement with the statements contained therein.

Very truly yours,

\s\ Eisner LLP